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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

MacDougall, Thomas
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   (Last)                            (First)              (Middle)

One Roebling Court
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                                    (Street)

Ronkonkoma,                         New York                 11779
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

   Empire of Carolina, Inc. --EMP

________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [   ]  Director                             [   ]  10% Owner
     [ X ]  Officer (give title below)           [   ]  Other (specify below)

                     Secretary and Chief Financial Officer
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [ X ]  Form Filed by One Reporting Person

     [   ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently alid OMB control number

                                                                          (Over)
(SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option             (1)        02/26/2004      Common Stock           10,000        $1.00          D
(right-to-buy
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Stock Option             (2)        05/24/2005      Common Stock           10,000        $.3125         D
(right-to-buy

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
Explanation of Responses:

(1) Option is exercisable in 3 equal tranches, vesting on 02/26/00, 02/26/01 and 02/26/02.
(2) Option is exercisable in 3 equal tranches, vesting on 05/25/00, 05/25/01 and 05/25/02.

          /s/ Thomas MacDougall                               June 12, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        THOMAS MACDOUGALL

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

(Print or Type Responses)


      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently alid OMB control number.


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